Exhibit 99.4

Dated as of April 28, 2005

Eco Telecom Limited

as Issuer

and

Deutsche International Corporate Services Limited

as Collateral Agent

and

Alfa Telecom Limited

as Guarantor

and

The Bank of New York

as Escrow Agent

ESCROW AGREEMENT

5 Old Broad Street

London EC2N 1DW

1

THIS ASSET ESCROW AGREEMENT (this “Escrow Agreement”), dated as of April 28, 2005, is entered into by and among Eco Telecom Limited (the “Issuer”), Deutsche International Corporate Services Limited (the “Collateral Agent”), Alfa Telecom Limited (the “Guarantor”) and The Bank of New York (in such capacity, together with its successors in such capacity, the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer has issued bonds in an aggregate principal amount of $350,000,000 pursuant to the indenture dated as of the date hereof (the “Indenture”) between the Issuer, Deutsche International Corporate Services Limited, as trustee, Alfa Telecom Limited, as guarantor and Deutsche Bank AG London, as calculation agent;

WHEREAS, the Issuer has granted a security interest on shares of common stock of Open Joint Stock Company “Vimpel-Communications” (“OAO VimpelCom”) or security entitlements in respect thereof pursuant to a collateral agreement dated as of the date hereof (the “Collateral Agent”), between the Issuer, as pledgor, the Collateral Agent, The Bank of New York as securities intermediary and depositary in respect of OAO VimpelComs’s ADR Program (as defined in the Indenture);

WHEREAS, pursuant to Section 3.10 of the Indenture, the Issuer has agreed to deposit 7,443,782 common shares of OAO VimpelCom and 6,426,600 preferred shares of OAO VimpelCom in escrow;

WHEREAS, the parties wish the Escrow Agent to hold the Escrowed Assets (as defined below) in accordance with and subject to the following Instructions and Terms and Conditions.

NOW, THEREFORE, the parties hereto agree as follows:

INSTRUCTIONS

1. The Issuer shall deliver the VIP Shares (as defined below) to the account number 172848 established with The Bank of New York in the name of the Issuer (the “Escrowed Account”).

2. The following property and or/funds, plus all interest, dividends and other distributions thereon (collectively, the “Distributions”) are collectively referred to herein as the “Escrowed Assets”: 6,426,600 preferred shares (registration number 2-01-00027-A) and 7,443,782 common shares (of which 7,300,680 common shares have the registration number 1-02-00027-A-005D and 143,102 common shares have the registration number 1-02-00027-A) of OAO VimpelCom (the “VIP Shares”).

3. The Escrow Agent shall release and transfer the Escrowed Assets only in accordance with the written instructions of the Issuer and the Collateral Agent.

4. The Issuer and the Collateral Agent hereby authorize the Escrow Agent to hold the Escrowed Assets in the Escrowed Account, pay any amounts due to the Issuer from the Escrowed Account in accordance with Clause 9 below and act with respect to the VIP Shares in accordance with Clause 9 below. The parties hereto agree that the Escrow Agent may act through its nominees and accordingly references to “the Escrow Agent” shall be references to the Escrow Agent and/or its nominees, as the case may be.

5. This Escrow Agreement shall remain in full force and effect until the earlier to occur of (i) the transfer of all of the Escrowed Assets in accordance with the written instructions of the Issuer and the Collateral Agent and (ii) a court of competent jurisdiction finally disposing of the rights and obligations of the parties pursuant to the provisions hereof.

6. (a) At the time of execution of this Escrow Agreement, and thereafter on each anniversary date of this Escrow Agreement the Issuer shall pay the Escrow Agent a fee as agreed between the Escrow Agent and the Issuer from time to time.

(b) The Issuer, failing whom the Guarantor, shall be responsible for and shall reimburse the Escrow Agent upon demand for all documented expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Escrow Agreement.

7. All notices and other communications under this Escrow Agreement shall be in writing and shall be deemed given when delivered personally or transmitted by telecopy and receipt acknowledged or five (5) days after being mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by written notice given to the other parties pursuant to this provision):

The Issuer		with a copy to:	LLC Alfa Eco
Eco Telecom Limited			21 Novy Arbat
Suite 2, 4 Irish Place			Moscow
Gibraltar			Russia

Attention:	Franz Wolf		Attention:	Maxim Lyashko
Telephone:	+350 41981		Fax Number:	+7 095 981 4448
Fax Number:	+350 41988		email:	notices@alfa-telecom.ru
email:	ctfh@ctfh.gi

The Collateral Agent
Deutsche International Corporate Services Limited
Floor 4, St.Pauls Gate
New Street
St. Helier
Jersey
Channel Islands

Attention:	Louise Holmes or Senior Transaction Manager
Telephone:	+44 (0) 1534 889 408
Fax Number:	+44 (0) 1534 889 884

The Guarantor		with a copy to:	LLC Alfa Eco
Alfa Telecom Limited			21 Novy Arbat
Suite 2, 4 Irish Place			Moscow
Gibraltar			Russia

Attention:	Franz Wolf		Attention:	Maxim Lyashko
Telephone:	+350 41981		Fax Number:	+7 095 981 4448
Fax Number:	+350 41988		email:	notices@alfa-telecom.ru
email:	ctfh@ctfh.gi

The Escrow Agent		with a copy to:	The Bank of New York
The Bank of New York			101 Barclay Street
One Canada Square			New York
London E14 5AL			New York 10286

Attention (London/NY) :	Corporate Trust Administration
Telephone (London/NY) :	+44 20 7964 6402
Fax Number (London/NY) :	+44 20 7964 6399

TERMS AND CONDITIONS

8. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent (in its capacity as Escrow Agent hereunder) shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any party hereto is also a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any such party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

9. Income and Voting Rights in respect of the Escrowed Assets:

(a)	Unless the Escrow Agent is otherwise instructed in writing by the Issuer and the Collateral Agent, the Issuer shall be entitled to receive for the Issuer’s own account into its account number 9001-800724-001 held with Amsterdam Trade Bank N.V. (located at Herengracht 475, 1017 BS Amsterdam, The Netherlands; SWIFT – STOLNL2A) all cash dividends (in the currency in which the Escrow Agent receives them) relating to the VIP Shares (except that if the Escrow Agent is required to withhold and an amount on account of taxes is withheld from such cash dividend, the amount distributed to the Issuer shall be reduced accordingly) and the Escrow Agent shall remit to the Issuer on the Business Day received or the first Business Day thereafter all such cash dividends received by it.

(b)	Subject to Clause 12 below, the Issuer shall have the right, from time to time, to vote and give all approvals, consents, ratifications and waivers with respect to the Escrowed Assets. Upon receipt by the Escrow Agent of notice of any meeting or solicitation of proxies or consents of holders of the VIP Shares, the Escrow Agent shall as soon as practicable thereafter mail to the Issuer a notice which shall contain (i) such information as is contained in any notice of meeting received by the Escrow Agent, (ii) a statement that the Issuer shall be entitled, subject to any applicable provision of law and of the articles of association or similar document, of the Issuer, to instruct the Escrow Agent as to the exercise of the voting rights, if any, pertaining to the VIP Shares and (iii) a statement as to the manner in which such instructions may be given.

(c)	Upon the written request of the Issuer, received on or before the date established by the Escrow Agent for such purpose, the Escrow Agent shall endeavor, insofar as practicable and permitted under applicable law, to vote or cause to be voted the VIP Shares in accordance with the instructions set forth in such request. The Escrow Agent shall not vote or attempt to exercise the right to vote that attaches to the VIP Shares other than in accordance with such instructions.

(d)	The Escrow Agent shall within three (3) days after the date hereof issue in favour of the Issuer a power of attorney in the form of Annex 1.

10. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

11. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Assets (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrowed Assets) (each “Proceedings”), the Escrow Agent shall notify the Issuer and the Collateral Agent in writing thereof. If the Escrow Agent is obligated by law to comply with any Proceedings, it shall not be liable in respect thereof to any of the parties hereto or to any other person or entity even though such Proceedings may be subsequently modified or vacated. Where the Escrow Agent is or is advised in writing by its legal counsel that it is obligated by law to comply with any Proceedings it is authorized to comply therewith in any reasonable manner as it or its legal counsel deem appropriate. The Issuer shall have the right to elect (an “Election”), except where an Election is impermissible, to participate in and assume the defense of any such Proceedings, with counsel reasonably satisfactory to the Escrow Agent. The Issuer shall notify the Escrow Agent in writing of any Election. The Escrow Agent shall in respect of any Proceedings and notwithstanding an Election, be entitled to retain its own counsel, the fees in respect of which shall be paid by the Issuer. If the Issuer does not notify the Escrow Agent of an Election within thirty (30) days (or such shorter period within which a timely answer or response must be filed) after the receipt of the notice of the commencement of any Proceedings, then the Escrow Agent shall have the right to contest the Proceedings or (with the prior written consent of the Issuer, which consent shall not be withheld unreasonably and for the avoidance of doubt if such consent is withheld the Issuer shall be liable for any final judicial determination as well as the Escrow Agent’s legal fees) settle or compromise the claim arising through the Proceedings and the Issuer shall indemnify the Escrow Agent in accordance with Clause 17 hereof.

12. (a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from the Escrow Agent’s actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In addition, in no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any party hereto delivered in respect of this Escrow Agreement or any entity acting on behalf of such party, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, provided that the Escrow Agent shall account to the Issuer for any recoveries or compensation it obtains from such service providers in compensation for any losses suffered by the Issuer as a result of the acts or omissions of such service providers (for the avoidance of doubt, the Escrow Agent shall be under no obligation to seek such recoveries or compensation), (iv) for an amount in excess of the value of the Escrowed Assets, valued as of the date of deposit and (v) for any taxes or governmental charges imposed upon or in respect of the Escrowed Assets.

(b) If any fees, expenses, or costs incurred by or imposed upon, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrowed Assets and may sell, convey or otherwise dispose of any Escrowed Assets for such purpose (with reasonable notice thereof provided to the Issuer and the Collateral Agent); provided that the Escrow Agent shall notify the Issuer and the Collateral Agent of any failure to pay any such sums referred to above and for a period of thirty (30) days following such notification the Escrow Agent may not reimburse itself from the Escrowed Assets.

(c) As security for the due and punctual performance of any and all of the Issuers’ obligations to the Escrow Agent hereunder, now or hereafter arising, the Issuer hereby pledges, assigns and grants to the Escrow Agent a continuing security interest in, and a lien on, the Escrowed Assets and all Distributions. The security interest of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Issuer and the Collateral Agent and all third parties in accordance with the terms of this Escrow Agreement.

(d) The Escrow Agent may consult with legal counsel at the expense of the Issuer as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any written advice from such counsel.

(e) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

13. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder, or to exercise any right or privilege which may be afforded to the holder of any such security.

14. The Escrow Agent shall provide the Issuer with a monthly statement identifying transactions, transfers or holdings of Escrowed Assets and each such statement shall be deemed to be correct and final upon receipt thereof by the Issuer unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

15. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

16. Notices, instructions or other communications shall be in writing and shall be given to the addresses set forth in Clause 7 hereof (or to such other address as may be substituted therefor by written notification thereof to the parties hereto). Notices to the Escrow Agent shall be deemed to be given when actually received by the Escrow Agent’s Corporate Trust Department. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by a party hereto or by a person or persons authorized by such party. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which the Escrow Agent is open for business.

17. The Issuer and the Guarantor, jointly and severally, shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent harmless from and against any and all documented claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct. The

Escrow Agent will not without the prior written consent of the Issuer (such consent not to be unreasonably withheld) settle any claim of a value of US$100,000 (or the equivalent) or more, within the scope of this paragraph. For the avoidance of doubt if such consent is withheld the Issuer shall be liable for any final judicial determination and any Losses in respect thereof.

18. (a) The Issuer and the Collateral Agent (acting jointly) may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing. The Escrow Agent may resign at any time by giving to the Issuer and the Collateral Agent thirty (30) calendar days’ prior written notice thereof; provided that such resignation shall not be effective until a successor is appointed pursuant to sub-Clause (b) below.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Issuer and the Collateral Agent shall jointly agree on and appoint a successor Escrow Agent. The Issuer and the Collateral Agent shall seek a successor Escrow Agent in good faith and shall make good faith efforts to procure the acceptance of such appointment by the successor Escrow Agent (and the Collateral Agent shall not unreasonably withhold from the Issuer its agreement in respect of this). A failure by the Issuer and the Collateral Agent to procure the acceptance by a successor Escrow Agent of such appointment within such thirty (30) calendar days shall constitute a “dispute” for the purposes of Clause 19(b) below. If a successor Escrow Agent has not accepted such appointment one hundred and twenty (120) calendar days after the giving or receipt, as the case may be, of either of the above notices, the Issuer and the Collateral Agent hereby instruct the Escrow Agent to deliver the Escrowed Assets to the Issuer at the address set forth in Clause 7 above; provided that if, at the expiration of such 120 day period, an LTV Ratio Triggered Early Maturity (as defined in the Collateral Agreement) shall have occurred or an Event of Default (as defined in the Indenture) shall have occurred and be continuing and the Collateral Agent is prevented at such time from being able to exercise its remedies under Section 8 of the Collateral Agreement (whether such question is uncontested or is the matter of a dispute between the Issuer and the Collateral Agent), the Issuer and the Collateral Agent hereby instruct the Escrow Agent to deliver the Escrowed Assets to Deutsche Bank AG London, Winchester House, 1 Great Winchester Street, London EC2N 2DB (attention: Trust and Securities Services, re: Eco Telecom Limited - Escrow Agreement). Deutsche Bank AG London (which may act through its nominees) shall be a “successor Escrow Agent” for the purposes of this Escrow Agreement.

(c) Upon acceptance by the successor Escrow Agent of its appointment as successor Escrow Agent, the Issuer and the Collateral Agent hereby instruct the Escrow Agent to deliver the Escrowed Assets then held hereunder to the successor Escrow Agent, less the fees, costs and expenses or other obligations owed to the outgoing Escrow Agent (for the avoidance of doubt the Escrow Agent is permitted to hold such Escrowed Assets (or any portion thereof), pending delivery to the successor Escrow Agent, until all such fees, costs and expenses or other obligations are paid).

(d) Upon delivery of the Escrowed Assets to the successor Escrow Agent or the Issuer, as the case may be, the outgoing Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

19. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent shall inform the Issuer and Collateral Agent of such ambiguity or uncertainty and may in its sole discretion, until it receives written instructions, signed by the Issuer and the Collateral Agent, which eliminates such ambiguity or uncertainty, refrain from taking any action in respect of the Escrowed Assets.

(b) In the event of any dispute between or conflicting claims by or among the Issuer and the Collateral Agent and/or any other person or entity with respect to any Escrowed Assets, the Escrow Agent shall be entitled to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Assets so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Issuer and the Collateral Agent for failure or refusal to comply with such conflicting claims, demands or instructions (except in relation to voting or causing to be voted the VIP Shares pursuant to Clause 9 above). The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of the Issuer, failing whom, the Guarantor.

20. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. The Issuer and the Collateral Agent hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York. The Issuer and the Collateral Agent hereby waive the right to trial by jury in any such proceedings. To the extent that in any jurisdiction the Issuer or the Collateral Agent may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. The Issuer and the Collateral Agent waive personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

21. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

22. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

23. The Issuer and the Collateral Agent hereby represent and warrant (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by the Issuer and the Collateral Agent does not and will not violate any applicable law or regulation.

24. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

25. This Escrow Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

26. This Escrow Agreement shall terminate upon the transfer of all the Escrowed Assets in accordance with the written instructions of the Issuer and the Collateral Agent. The Terms and Conditions hereof shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

27. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any of the other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

28. In this Escrow Agreement, terms defined or given a particular construction in the Collateral Agreement dated as of April 28, 2005 among, inter alia, the Issuer and the Collateral Agent, have the same meaning in this Escrow Agreement. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

29. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

30. For purposes of this Escrow Agreement, the Escrow Agent shall be required to follow instructions only from those persons who are identified in an incumbency certificate delivered to the Escrow Agent by the Issuer, or the Collateral Agent, as the case may be.

IN WITNESS WHEREOF, each of the parties have caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

Eco Telecom Limited

By:	/s/ Pavel Volitskiy
Name:	Pavel Volitskiy
Title:	Director

Deutsche International Corporate Services Limited

By:	/s/ Niall McCallum
Name:	Niall McCallum
Title:	Director

Alfa Telecom Limited

By:	/s/ Pavel Volitskiy
Name:	Pavel Volitskiy
Title:	Director

The Bank of New York

By:	/s/ Breige Tinnelly
Name:	Breige Tinnelly
Title:	AVP

Deutsche Bank AG London hereby acknowledges and agrees to the provisions of Clause 18(b) of this Escrow Agreement

By:	/s/ Colin Greene
Name:	Colin Greene
Title:	Managing Director

[Annex Intentionally Omitted]